Exhibit 99.1

Strayer Education, Inc. Reports Second Quarter 2013 Revenues and Earnings; and Summer Term 2013 Enrollments

-- Second Quarter Diluted EPS $1.42 --

HERNDON, Va.--(BUSINESS WIRE)--July 25, 2013--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended June 30, 2013. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2013 decreased 10% to $132.0 million, compared to $146.3 million for the same period in 2012, principally due to lower enrollment.
  Income from operations was $26.3 million compared to $36.2 million for the same period in 2012, a decrease of 27%. Operating income margin was 19.9% compared to 24.7% for the same period in 2012.
  Net income was $15.0 million compared to $21.2 million for the same period in 2012, a decrease of 29%. Diluted earnings per share was $1.42 compared to $1.85 for the same period in 2012, a decrease of 23%. Diluted weighted average shares outstanding decreased 8% to 10,535,000 from 11,483,000 for the same period in 2012, primarily as a result of share repurchases.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2013 decreased 9% to $269.5 million, compared to $295.8 million for the same period in 2012, principally due to lower enrollment and lower revenue per student.
  Income from operations was $56.2 million compared to $77.0 million for the same period in 2012, a decrease of 27%. Operating income margin was 20.8% compared to 26.0% for the same period in 2012.
  Net income was $32.2 million compared to $45.2 million for the same period in 2012, a decrease of 29%. Diluted earnings per share was $3.01 compared to $3.94 for the same period in 2012, a decrease of 24%. Diluted weighted average shares outstanding decreased 7% to 10,693,000 from 11,480,000 for the same period in 2012, primarily as a result of share repurchases.

Balance Sheet and Cash Flow

At June 30, 2013, the Company had cash and cash equivalents of $67.5 million. The Company generated $51.6 million from operating activities in the first six months of 2013 compared to $42.7 million during the same period in 2012. Capital expenditures were $5.0 million for the six months ended June 30, 2013 compared to $9.9 million for the same period in 2012.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on November 8, 2012. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $125.0 million term loan facility with a maturity date of December 31, 2016. At June 30, 2013, the Company had $123.4 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

The Company had $70.0 million of share repurchase authorization remaining at June 30, 2013. No shares were repurchased in the second quarter of 2013.

For the second quarter 2013, bad debt expense as a percentage of revenues was 4.3% compared to 4.4% for the same period in 2012. Days sales outstanding was 16 days at the end of the second quarter of 2013, compared to 15 days at the end of the second quarter of 2012.

Student Enrollment

Total enrollments at Strayer University for the 2013 summer term decreased 13% to 38,627 students compared to 44,236 students for the same term in 2012. Across the Strayer University campus and online system, continuing student enrollments decreased 12%, while new student enrollments decreased 17%.

Accreditation

The Company announced today that Strayer University’s business, management and accounting programs achieved accreditation by the Accreditation Council for Business Schools and Programs (ACBSP). In addition, the Company announced today that Strayer University’s Master of Education program achieved accreditation by the Teacher Education Accreditation Council (TEAC).

Program Review

As previously announced by the Company, Strayer University underwent a Department of Education Program Review in the third quarter of 2010. The Company announced today that on July 18, 2013 the University received its Final Program Review Determination from the Department, with no material adverse findings and no additional actions required.

Stock-based Compensation Activity

In May 2013, the Company awarded 60,029 shares of restricted stock to certain individuals under the Company’s 2011 Equity Compensation Plan, of which 43,659 shares are performance-based and vest in four years from the date of grant subject to performance criteria being met. The remaining 16,370 shares of restricted stock were awarded to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation. The Company’s stock price closed at $45.81 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At June 30, 2013, the Company had 10,870,468 common shares issued and outstanding, 200,000 restricted stock units outstanding, and 100,000 unvested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2013 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students at 100 campuses in 24 states and Washington, D.C. and worldwide via the Internet. Strayer University also offers an executive MBA online and corporate training programs through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2012	2013	2012	2013
Revenues	$146,254	$131,980	$295,786	$269,486
Costs and expenses:
Instruction and educational support	75,652	71,305	149,416	144,732
Marketing	15,053	16,228	30,522	33,949
Admissions advisory	6,453	5,212	13,246	10,563
General and administration	12,928	12,978	25,576	24,066
Total costs and expenses	110,086	105,723	218,760	213,310
Income from operations	36,168	26,257	77,026	56,176
Investment income	2	--	3	--
Interest expense	1,109	1,337	2,317	2,633
Income before income taxes	35,061	24,920	74,712	53,543
Provision for income taxes	13,849	9,918	29,511	21,310
Net income	$21,212	$15,002	$45,201	$32,233
Earnings per share:
Basic	$1.86	$1.43	$3.96	$3.02
Diluted	$1.85	$1.42	$3.94	$3.01
Weighted average shares outstanding:
Basic	11,430	10,502	11,425	10,658
Diluted	11,483	10,535	11,480	10,693

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$47,517	$67,540
Tuition receivable, net of allowances for doubtful accounts of $6,596 and $5,777 at December 31, 2012 and June 30, 2013, respectively	23,262	23,336
Income taxes receivable	4,454	--
Other current assets	14,422	11,383
Total current assets	89,655	102,259
Property and equipment, net	121,520	114,198
Deferred income taxes	3,279	--
Goodwill	6,800	6,800
Other assets	6,538	6,565
Total assets	$227,792	$229,822

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$39,124	$31,617
Income taxes payable	--	711
Unearned tuition	494	227
Other current liabilities	281	281
Current portion of term loan	3,125	3,125
Total current liabilities	43,024	35,961
Term loan, less current portion	121,875	120,313
Other long-term liabilities	21,905	22,593
Total liabilities	186,804	178,867
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 11,387,299 and 10,870,468 shares issued and outstanding at December 31, 2012 and June 30, 2013, respectively	114	109
Additional paid-in capital	299	3,123
Retained earnings	41,311	47,437
Accumulated other comprehensive (loss) income	(736)	286
Total stockholders’ equity	40,988	50,955
Total liabilities and stockholders’ equity	$227,792	$229,822

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended June 30,
	2012	2013
Cash flows from operating activities:
Net income	$45,201	$32,233
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(140)	(140)
Amortization of deferred rent	148	(114)
Amortization of deferred financing costs	399	390
Depreciation and amortization	11,749	12,434
Deferred income taxes	(1,531)	(1,447)
Stock-based compensation	5,830	5,232
Changes in assets and liabilities:
Tuition receivable, net	788	(74)
Other current assets	357	2,496
Other assets	(133)	(3)
Accounts payable and accrued expenses	(7,752)	(7,536)
Income taxes payable and income taxes receivable	(136)	8,209
Unearned tuition	(12,203)	(267)
Other long-term liabilities	84	165
Net cash provided by operating activities	42,661	51,578
Cash flows from investing activities:
Purchases of property and equipment	(9,871)	(4,994)
Net cash used in investing activities	(9,871)	(4,994)
Cash flows from financing activities:
Repurchase of common stock	--	(24,999)
Payments on term loan	(12,500)	(1,562)
Payments on revolving credit facility	(33,000)	--
Proceeds from revolving credit facility	28,000	--
Common dividends paid	(23,737)	--
Net cash used in financing activities	(41,237)	(26,561)
Net (decrease) increase in cash and cash equivalents	(8,447)	20,023
Cash and cash equivalents – beginning of period	57,137	47,517
Cash and cash equivalents – end of period	$48,690	$67,540
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$585	$557

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
or
Dan Jackson, Senior Vice President and Treasurer
703-713-1862
daniel.jackson@strayer.edu